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                                EXHIBIT 3.1

                       CERTIFICATE OF INCORPORATION

                                    OF

                        WOLVERINE WORLD WIDE, INC.



     FIRST.  The name of the corporation is

                        WOLVERINE WORLD WIDE, INC.


     SECOND. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilimington, County of New Castle. The name of its registered agent at such address is The
Corporation Trust Company.


     THIRD. The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which the corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.


     FOURTH. The total number of shares which the corporation shall have authority to issue and have outstanding is Eighty-Two Million (82,000,000) shares, of which Two Million (2,000,000) shares shall be Preferred Stock, par value One Dollar ($1) per share, and Eighty Million (80,000,000) shares shall be Common Stock, par value One Dollar ($1) per share.

          The Board of Directors is authorized to cause Preferred Stock, $1 par value, to be issued from time to time in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, provisions, and relative, participating, preferential or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. The Board of Directors is expressly authorized to adopt such resolution or resolutions and issue such stock from time to time as may seem desirable.

          The authorized shares of Common Stock of the par value of $1 per share are all of one class with equal voting powers, and each such share shall be equal to every other such share.


     FIFTH. The name and mailing address of the Incorporator are as follows:

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               Name                  Mailing Address

               B. J. Consono         100 West Tenth Street
                                     Wilmington, Delaware


     SIXTH. The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, are as follows:

               Name                  Mailing Address

           Ray R. Eppert             9341 Courtland Drive, N.E.
                                     Rockford, Michigan 49341

           E. Vincent Erickson       9341 Courtland Drive, N.E.
                                     Rockford, Michigan 49341

           C. Robert Evenson         9341 Courtland Drive, N.E.
                                     Rockford, Michigan 49341

           Gordon C. Krause          9341 Courtland Drive, N.E.
                                     Rockford, Michigan 49341

           Jack A. Krause            9341 Courtland Drive, N.E.
                                     Rockford, Michigan 49341

           Richard H. Krause         9341 Courtland Drive, N.E.
                                     Rockford, Michigan 49341

           Louis J. Schaefer         9341 Courtland Drive, N.E.
                                     Rockford, Michigan 49341

           Dr. Alfred L. Seelye      9341 Courtland Drive, N.E.
                                     Rockford, Michigan 49341

           J. Austen Wood            9341 Courtland Drive, N.E.
                                     Rockford, Michigan 49341

          Subsequent elections of directors need not be by ballot unless the By-Laws of the corporation shall so provide.


     SEVENTH.  The corporation is to have perpetual existence.






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     EIGHTH.  The Board of Directors shall have the power, at any regular or special meeting at which a quorum is present, by the affirmative vote of a majority of the whole Board:

          To make, alter or repeal the By-Laws of the corporation.

          To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

          To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          To designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.


     NINTH. (a) Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.



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          (b)  Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise may be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

          (c) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the Board of Directors by a majority of a quorum consisting of directors who were not parties to such action, suit or proceeding, or
(2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel (who may be the regular counsel of the corporation) in a written opinion, or (3) by the stockholders.

          (d) To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided in subsection (c) upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.
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          (f)  The indemnification provided by this section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested director or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (g) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.


     TENTH. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided however, that this Article TENTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
















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